Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Bluegreen Vacations Holding Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Bluegreen Vacations Holding Corporation (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive income, equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosures to which it relates.

Allowance for Loan Losses

Description of the Matter

As of December 31, 2022, the Company’s allowance for loan losses was $211 million. As discussed in Note 2 to the consolidated financial statements, for sales of vacation ownership interests (“VOIs”) for which the Company provides financing, the Company records an estimate of variable consideration for expected loan losses as a reduction of the transaction price. The Company’s estimates of variable consideration are based on an estimate of future loan losses that are the result of its static pool analysis, which relies on historical payment data for similar VOI notes receivable and tracks uncollectible loans for each period’s sales over the entire life of the VOI notes receivable. The Company also considers whether historical economic conditions are comparable to then current economic conditions.

Auditing the Company’s allowance for loan losses was challenging because significant audit effort is required as the static pool analyses are complex and contain a significant volume of data. Furthermore, the allowance for loan losses was sensitive to management’s assumptions regarding future loan losses.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s allowance for loan losses process. For example, we tested controls over management’s review of the static pool analyses, including the significant inputs to the analyses and assumptions regarding future loan losses.

To test the allowance for loan losses, we performed audit procedures that included, among others, assessing the methodologies used, evaluating the assumptions regarding future loan losses as discussed above, and testing the completeness and accuracy of the static pool analyses, including the significant inputs to the analyses. For example, we agreed inputs to the static pool analyses to historical data and source documentation. We also compared the assumptions regarding future loan losses to the Company’s historical and current loan loss data and performed a retrospective review of prior analyses. We involved real estate subject matter resources because the static pool analyses are unique to companies in the real estate time-sharing industry.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2021.

Boca Raton, Florida

March 13, 2023

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$175,683	$140,225
Restricted cash ($19,461 and $15,956 in VIEs at December 31, 2022 and 2021, respectively)	50,845	42,854
Notes receivable	763,801	609,429
Less: Allowance for loan loss	(211,311)	(163,107)

Notes receivable, net ($354,403 and $248,873 in VIEs at December 31, 2022 and 2021, respectively)	552,490	446,322
Vacation ownership interest (“VOI”) inventory	389,864	334,605
Property and equipment, net	85,915	87,852
Intangible assets, net	61,293	61,348
Operating lease assets	22,963	33,467
Prepaid expenses	23,833	25,855
Other assets	35,499	37,984

Total assets	$1,398,385	$1,210,512

LIABILITIES AND EQUITY
Liabilities
Accounts payable	$21,389	$14,614
Deferred income	15,675	13,690
Accrued liabilities and other	110,048	100,131
Receivable-backed notes payable—recourse	20,841	22,500
Receivable-backed notes payable—non-recourse (in VIEs)	440,781	340,154
Note payable to BBX Capital, Inc.	50,000	50,000
Other notes payable and borrowings	218,738	97,125
Junior subordinated debentures	136,011	134,940
Operating lease liabilities	27,716	37,870
Deferred income taxes	113,193	95,688

Total liabilities	1,154,392	906,712

Commitments and contingencies (See Note 12)
Equity
Preferred Stock of $0.01 par value; authorized 10,000,000 shares	—	—
Class A Common Stock of $0.01 par value; authorized 30,000,000 shares; issued and outstanding 12,165,825 in 2022 and 17,118,392 in 2021	122	171
Class B Common Stock of $0.01 par value; authorized 4,000,000 shares; issued and outstanding 3,664,117 in 2022 and 3,664,412 in 2021	37	37
Additional paid-in capital	46,821	173,909
Accumulated earnings	124,680	69,316

Total Bluegreen Vacations Holding Corporation equity	171,660	243,433
Non-controlling interests	72,333	60,367

Total equity	243,993	303,800

Total liabilities and equity	$1,398,385	$1,210,512

See accompanying notes to consolidated financial statements.

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(In thousands, except per share data)

	For the Years Ended December 31,
	2022	2021
Revenue:
Gross sales of VOIs	$636,156	$426,556
Provision for loan losses	(100,431)	(72,788)

Sales of VOIs	535,725	353,768
Fee-based sales commission revenue	72,647	128,321
Other fee-based services revenue	131,910	123,454
Cost reimbursements	77,394	69,066
Interest income	99,739	81,691
Other income, net	2,014	813

Total revenues	919,429	757,113

Costs and Expenses:
Cost of VOIs sold	58,665	29,504
Cost of other fee-based services	58,447	58,812
Cost reimbursements	77,394	69,066
Interest expense	42,953	35,329
Selling, general and administrative expenses	574,532	465,806
Other expense, net	—	—

Total costs and expenses	811,991	658,517
Income before income taxes	107,438	98,596
Provision for income taxes	(26,187)	(26,664)

Income from continuing operations	81,251	71,932

Discontinued operations
Benefit for income taxes	—	900

Net income from discontinued operations	—	900

Net income	81,251	72,832
Less: Income attributable to noncontrolling interests—continuing operations	16,866	14,102
Less: Loss attributable to noncontrolling interests—discontinued operations	—	—

Net income attributable to shareholders	$64,385	$58,730

Basic earnings per share from continuing operations	$3.26	$2.79
Basic earnings per share from discontinued operations	—	0.04

Basic earnings per share (1)	$3.26	$2.83

Diluted earnings per share from continuing operations	$3.24	$2.79
Diluted earnings per share from discontinued operations	—	0.04

Diluted earnings per share (1)	$3.24	$2.83

Cash dividends declared per Class A and B common shares	$0.45	$—

Net income	$81,251	72,832
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	—	—
Unrealized loss on securities available for sale	—	—

Other comprehensive income, net	—	—

Comprehensive income, net of tax	81,251	72,832
Less: Comprehensive income attributable to noncontrolling interests	16,866	14,102

Comprehensive income attributable to shareholders	$64,385	$58,730

(1)	Basic and Diluted EPS are calculated the same for both Class A and B common shares.

See accompanying notes to consolidated financial statements.

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands)

	Shares of Common Stock Outstanding Class		Common Stock Class		Additional Paid-in Capital	Accumulated Earnings	Accumulated Other Comprehensive Income	Total Shareholders’ Equity	Non-Controlling Interests	Total Equity
	A	B	A	B
Balance, December 31, 2020	15,624	3,694	$156	$37	$177,104	$10,586	$—	$187,883	$74,847	$262,730
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(4,900)	(4,900)
Bluegreen Vacations Corporation short-form merger	2,666	—	27	—	23,032	—	—	23,059	(23,682)	(623)
Conversion of common stock from Class B to Class A	10	(10)	—	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	1,036	—	—	1,036	—	1,036
Purchase and retirement of common stock	(1,182)	(19)	(12)	—	(27,263)	—	—	(27,275)	—	(27,275)
Net income	—	—	—	—	—	58,730	—	58,730	14,102	72,832

Balance, December 31, 2021	17,118	3,665	$171	$37	$173,909	$69,316	$—	$243,433	$60,367	$303,800

Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(4,900)	(4,900)
Dividends to shareholders	—	—	—	—	—	(9,021)	—	(9,021)	—	(9,021)
Tender offer	(3,041)	—	(30)	—	(76,054)	—	—	(76,084)	—	(76,084)
Conversion of common stock from Class B to Class A	1	(1)	—	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	3,384	—	—	3,384	—	3,384
Purchase and retirement of common stock	(1,912)	—	(19)	—	(54,418)	—	—	(54,437)	—	(54,437)
Net income	—	—	—	—	—	64,385	—	64,385	16,866	81,251

Balance, December 31, 2022	12,166	3,664	$122	$37	$46,821	$124,680	$—	$171,660	$72,333	$243,993

See accompanying notes to consolidated financial statements.

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended December 31,
	2022	2021
Operating activities:
Net income	$81,251	$72,832
Adjustment to reconcile net income to net cash provided by operating activities:
Provision for loan losses	100,431	72,788
Depreciation, amortization and accretion, net	20,931	19,981
Share-based compensation expense	3,384	1,036
Net losses on sales of real estate and property and equipment	286	225
Increase in deferred income tax liability	17,505	10,374
Changes in operating assets and liabilities:
Notes receivable	(206,599)	(109,761)
VOI inventory	(54,344)	12,517
Prepaids expense and other assets	5,235	(14,100)
Accounts payable, accrued liabilities and other, and deferred income	19,027	11,074

Net cash (used in) provided by operating activities	$(12,893)	$76,966

Investing activities:
Purchases of property and equipment	(15,098)	(13,598)

Net cash used in investing activities	$(15,098)	$(13,598)
Financing activities:
Repayments of notes payable, line of credit facilities and other borrowings	$(264,077)	$(211,027)
Proceeds from notes payable and other borrowings	486,575	111,054
Redemption of junior subordinated debentures	—	(4,186)
Payments for debt issuance costs	(6,616)	(436)
Merger consideration	—	(623)
Purchase and retirement of common stock	(54,437)	(27,275)
Dividends paid on common stock	(9,021)	—
Distributions to noncontrolling interests	(4,900)	(4,900)
Tender offer	(76,084)	—

Net cash provided by (used in) financing activities	$71,440	$(137,393)

Net increase (decrease) in cash, cash equivalents and restricted cash	43,449	(74,025)
Cash, cash equivalents and restricted cash at beginning of period	183,079	257,104

Cash, cash equivalents and restricted cash at end of period	$226,528	$183,079

Supplemental cash flow information:
Interest paid on borrowings, net of amounts capitalized	$36,004	$31,754
Income taxes refunded	—	—
Income taxes paid	5,312	19,068
Supplemental disclosure of non-cash investing activities:
Transfer of property and equipment to VOI inventory	1,501	—
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	175,683	140,225
Restricted cash	50,845	42,854

Total cash, cash equivalents, and restricted cash	$226,528	$183,079

See accompanying notes to consolidated financial statements.

BLUEGREEN VACATIONS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

Our Business

Bluegreen Vacations Holding Corporation is a Florida-based holding company which owns 100% of Bluegreen Vacations Corporation (“Bluegreen”). Bluegreen Vacations Holding Corporation as a standalone entity without its subsidiaries is referred to as “BVH”. Unless stated to the contrary or the context otherwise requires, Bluegreen Vacations Holding Corporation with its subsidiaries, including Bluegreen, is referred to herein as the “Company”, “we”, “us” or “our”.

On September 30, 2020, the Company completed its spin-off of BBX Capital, Inc. (“BBX Capital”). BBX Capital was a wholly owned subsidiary of the Company prior to the spin off and became a separate public company as a result of the spin-off. BBX Capital holds all of the historical business and investments of the Company other than the Company’s investment in Bluegreen. Bluegreen is a leading vacation ownership company that markets and sells VOIs and manages resorts in popular leisure and urban destinations. As a result of the spin-off, all of the Company’s operations and activities relate to the operations and activities of Bluegreen. BBX Capital and its subsidiaries are presented as discontinued operations in the Company’s financial statements.

In connection with the spin-off, the Company’s name was changed from BBX Capital Corporation to Bluegreen Vacations Holding Corporation. The Company also issued a $75.0 million note payable to BBX Capital (of which $50 million remained outstanding at December 31, 2022) that accrues interest at a rate of 6% per annum and requires payments of interest on a quarterly basis. Under the terms of the note, the Company has the option in its discretion to defer interest payments under the note, with interest on the entire outstanding balance thereafter to accrue at a cumulative, compounded rate of 8% per annum until such time as the Company is current on all accrued payments under the note, including deferred interest. All remaining outstanding amounts under the note will become due and payable in September 2025 or earlier upon the occurrence of certain events.

Prior to May 5, 2021, the Company owned approximately 93% of Bluegreen’s outstanding common stock. On May 5, 2021, the Company acquired all of the approximately 7% of the outstanding shares of Bluegreen’s common stock not previously owned by the Company through a statutory short-form merger under Florida law. In connection with the merger, Bluegreen’s shareholders (other than the Company) received 0.51 shares of the Company’s Class A Common Stock for each share of Bluegreen’s common stock that they held at the effective time of the merger (subject to rounding up of fractional shares). The Company issued approximately 2.66 million shares of its Class A Common Stock in connection with the merger. As a result of the completion of the merger, Bluegreen became a wholly owned subsidiary of the Company and its common stock was no longer publicly traded.

In July 2020, the Company effected a one-for-five reverse split of its Class A Common Stock and Class B Common Stock. Share and per share amounts set forth herein have been retroactively adjusted to reflect the one-for-five reverse stock split as if it had occurred as of January 1, 2020.

Bluegreen is a leading vacation ownership company that markets and sells vacation ownership interests (“VOIs”) and manages resorts in popular leisure and urban destinations. Bluegreen’s resorts are primarily located in high-volume, “drive-to” vacation locations, including Orlando, Las Vegas, the Smoky Mountains, Myrtle Beach, Charleston, the Branson, Missouri area and New Orleans, among others. The resorts in which Bluegreen markets, sells, and manages VOIs were either developed or acquired by Bluegreen, or were developed and are owned by third parties. Bluegreen earns fees for providing sales and marketing services to third party developers. Bluegreen also earns fees for providing management services to the Bluegreen Vacation Club (“Vacation Club”) and homeowners’ associations (“HOAs”), mortgage servicing, VOI title services, reservation services, and construction design and development services. In addition, Bluegreen provides financing to qualified VOI purchasers, which generates significant interest income.

2. Basis of Presentation and Recently Issued Accounting Pronouncements

Principles of Consolidation and Basis of Presentation

The Company’s consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of its wholly-owned subsidiaries, other entities in which the Company or its consolidated subsidiaries hold controlling financial interests, and any variable interest entities (“VIEs) in which the Company or one of its consolidated subsidiaries deemed the primary beneficiary of the VIE. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The Company’s financial statements are prepared in conformity with GAAP, which requires it to make estimates based on assumptions about current and, for some estimates, future economic and market conditions which affect reported amounts and related disclosures in its financial statements. Although the Company’s current estimates are based on current and expected future conditions, as applicable, actual conditions could differ from its expectations, which could materially affect its results of operations and financial position. In particular, a number of estimates have been and may continue to be affected by adverse trends affecting general economic conditions, including rising interest rates and inflation. The severity, magnitude and duration, as well as the economic consequences of these factors are uncertain, subject to change and difficult to predict. As a result, accounting estimates and assumptions may change over time. Such changes could result in, among other adjustments, incremental credit losses on notes receivable, a decrease in the carrying amount of tax assets, or an increase in other obligations as of the time of a relevant measurement event. On an ongoing basis, management evaluates its estimates, including those that relate to the estimated future sales value of inventory; the recognition of revenue; the allowance for loan losses; the recovery of the carrying value of VOI inventories; the fair value of assets measured at, or compared to, fair value on a non-recurring basis; the estimate of contingent liabilities related to litigation and other claims and assessments; and deferred income taxes. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions and conditions.

Significant Accounting Policies

Cash and Cash Equivalents

Cash in excess of the Company’s immediate operating requirements are generally invested in cash equivalents, such as short-term time deposits and money market instruments, with original maturities at the date of purchase of three months or less. Cash and cash equivalents are maintained at various financial institutions. These financial institutions are located throughout the United States and in Aruba. However, a significant portion of the Company’s unrestricted cash is maintained with a single bank and, accordingly, the Company is subject to credit risk. Periodic evaluations of the relative credit standing of financial institutions maintaining the Company’s deposits are performed to evaluate and, if necessary, take actions in an attempt to mitigate credit risk.

Restricted Cash

Restricted cash consists primarily of customer deposits held in escrow accounts and cash collected on pledged/secured notes receivable not yet remitted to lenders.

Revenue Recognition

Sales of VOIs. Revenue is recognized for sales of VOIs after control of the VOI is deemed transferred to the customer, which is when the legal rescission period has expired on a binding executed VOI sales agreement and the collectability of the note receivable from the buyer, if any, is probable. Transfer of control of the VOI to the buyer is deemed to occur when the legal rescission period expires as the risk and rewards associated with VOI ownership are transferred to the buyer at that time. The Company records customer deposits from contracts within the legal rescission period in restricted cash and escrow deposits in its consolidated balance sheets as such amounts are refundable until the legal rescission period has expired. In cases where construction and development of developed resorts has not been completed, the Company defers all of the revenue and associated expenses for the sales of VOIs until construction is complete and the resort may be occupied. Our contracts with customers may include multiple performance obligations. For such arrangements, where applicable, we allocate revenue to each performance obligation based on its relative standalone selling price.

The Company generally offers qualified purchasers financing for up to 90% of the purchase price of VOIs. The typical financing provides for a term of ten years and a fixed interest rate, is fully amortizing in equal installments and may be prepaid without penalty. For sales of VOIs for which it provides financing, the Company reduces the transaction price for expected loan losses, which it considers to be variable consideration. The Company’s estimates of the variable consideration are based on the results of its static pool analysis, which relies on historical payment data for similar VOI notes receivable. Policies regarding the estimation of variable consideration on notes receivable are discussed in further detail under “Notes Receivable” below. VOI Sales where no financing was provided do not have any significant payment terms.

Fee-based sales commission revenue. The Company enters into arrangements with third-party developers to sell VOIs through its sales and marketing platform for which it earns a commission. Commission revenue is recognized to the extent that, it is probable that a significant reversal of such revenue will not occur and the related consumer rescission period has expired. Commission revenue is recognized as the third-party developer receives and consumes the benefits of these services.

Other fee-based services revenue and cost reimbursements. Revenue in connection with other fee-based services (which are described below) is recognized as follows:

•

Resort and club management revenue is recognized as services are rendered. These services provided to the resort HOAs are comprised of day-to-day services to operate the resort, including management, housekeeping, and maintenance, as well as certain accounting and administrative functions. Management services provided to the Vacation Club include managing the reservation system and providing owner, billing and collection services. Our management contracts are typically structured as cost-plus with an initial term of three years and automatic one year renewals. The Company believes these services to be a series of distinct goods and services to be accounted for as a single performance obligation over time and recognize revenue as the customer receives the benefits of its services. The Company allocates variable consideration to the distinct good or service within the series, such that revenue from management fees and cost reimbursements is recognized in each period as the uncertainty with respect to such variable consideration is resolved.

•

Cost reimbursements are received for performing day to day management services, based on agreements with the HOAs. These costs primarily consist of payroll and payroll related costs for management of the HOAs and other services provided where we are the employer. Cost reimbursements are based upon actual expenses and are billed to the HOA on a monthly basis. The Company recognizes cost reimbursements when they incur the related reimbursable costs as the HOA receives and consumes the benefits of the management services.

•	Resort title fee revenue is recognized when escrow amounts are released and title documents are completed.

•	Rental revenue is recognized on a daily basis which is consistent with the period for which the customer benefits from such service.

•	Mortgage servicing revenue is recognized as services are rendered.

Fees received in advance are generally included in deferred income in the Company’s consolidated balance sheets until such time as the related service is rendered and revenue is recognized as stated above.

Under timeshare accounting rules, rental operations, including accommodations provided through the use of the sampler program, are accounted for as incidental operations whereby incremental carrying costs in excess of incremental revenue are expensed as incurred. Revenue from the sampler program is deferred and recognized as guests complete stays at the resorts. During each of the years presented, the Company’s aggregate rental and sampler operating profit was less than the aggregate carrying cost of its VOI inventory. Accordingly, it recorded such profit as a reduction to the carrying cost of VOI inventory, which is included in cost of other fee-based services in the Company’s consolidated statements of operations and comprehensive income for each year.

Interest Income. The Company provides financing for a significant portion of sales of its owned VOIs. It recognizes interest income from financing VOI sales on the accrual method as earned based on the outstanding principal balance, interest rate and terms stated in each individual financing agreement. See “Notes Receivable” below for further discussion of the policies applicable to VOI notes receivable.

Notes Receivable

The Company’s notes receivable are carried at amortized cost less an allowance for loan losses. Interest income is suspended, and previously accrued but unpaid interest income is reversed, on all delinquent notes receivable when principal or interest payments are more than 90 days contractually past due and not resumed until such loans are less than 90 days past due. As of December 31, 2022 and 2021, $24.2 million and $16.3 million, respectively, of VOI notes receivable were more than 90 days past due, and accordingly, consistent with the Company’s policy, were not accruing interest income. After approximately 127 days, VOI notes receivable are generally written off against the allowance for loan loss.

To the extent the Company determines that it is probable that a significant reversal of cumulative revenue recognized may occur, it records an estimate of variable consideration as a reduction to the transaction price of the sales of VOIs until the uncertainty associated with the variable consideration is resolved. Variable consideration which has not been included within transaction price is presented as an allowance for loan loss. Estimates of the variable consideration are based on the results of its static pool analysis, which relies on historical payment data for similar VOI notes receivable and tracks uncollectibles for each period’s sales over the entire life of the notes. The Company also considers whether historical economic conditions are comparable to then current economic conditions, as well as variations in underwriting standards. Revisions to estimate of variable consideration from the sale of VOIs impacts the loan loss reserve and can increase or decrease revenue. The Company reviews its estimate of variable consideration on at least a quarterly basis. Loan origination costs are deferred and recognized over the life of the related notes receivable.

VOI Inventory

VOI inventory consists of completed VOIs, VOIs under construction and land held for future VOI development. Completed VOI inventory is carried at the lower of (i) cost, including costs of improvements and amenities incurred subsequent to acquisition, capitalized interest, real estate taxes and other costs incurred during construction, or (ii) estimated fair market value, less costs to sell. VOI inventory and cost of sales are accounted for under timeshare accounting rules, which require the use of a specific method of the relative sales value method for relieving VOI inventory and recording cost of sales. Under the relative sales value method required by timeshare accounting rules, cost of sales is calculated as a percentage of net sales using a cost-of-sales percentage—the ratio of total estimated development costs to total estimated VOI revenue, including the estimated incremental revenue from the resale of VOI inventory repossessed, generally as a result of the default of the related note receivable. In addition, pursuant to timeshare accounting rules, the Company does not relieve inventory for VOI cost of sales related to anticipated loan losses. Accordingly, no adjustment is made when inventory is reacquired upon default of the related receivable. Changes in estimates within the relative sales value calculation are accounted for as VOI inventory true-ups and are included in Cost of VOI sales in the Company’s consolidated statements of operations and comprehensive income to retrospectively adjust the margin previously recognized subject to those estimates.

Property and Equipment

Property and equipment is recorded at acquisition cost. The Company records depreciation and amortization in a manner that recognizes the cost of its depreciable assets over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of the terms of the underlying leases or the estimated useful lives of the improvements.

The Company capitalizes the costs of software developed for internal use in accordance with the guidance for accounting for costs of computer software developed or obtained for internal use. Capitalization of software developed for internal use commences during the development phase of the project and ends when the asset is ready for its intended use. Software developed or obtained for internal use is generally amortized on a straight-line basis over 3 to 5 years and included within property and equipment on the Company’s consolidated balance sheet. Capitalized costs of software developed for internal use for the years ended December 31, 2022 and 2021 were $2.0 million, and $3.0 million, respectively. Costs of internal development time and the costs of software under cloud computing arrangements that are service contracts are capitalized and included in prepaid expenses on the Company’s consolidated balance sheet. Costs of these service contracts are amortized over the life of the contract and included in selling, general and administrative expenses in the Company’s consolidated statement of operations and comprehensive income. Unamortized capital costs of software service contracts totaled $1.0 million and $1.4 million as of December 31, 2022 and 2021, respectively. Amortization expense from these service contracts for both the years ended December 31, 2022 and 2021 was $0.5 million and $0.4 million, respectively.

Intangible Assets

Intangible assets consist primarily of indefinite-lived management contracts recognized upon the consolidation of Bluegreen in November 2009 upon the acquisition of a controlling interest in Bluegreen at that time. Management contracts are reviewed for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company did not record any impairment charges during the years ended December 31, 2022 or 2021.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of the carrying amounts of its long-lived assets under the guidelines of ASC 360, Property, Plant and Equipment (“ASC 360”), which provides guidance relating to the accounting for the impairment or disposal of long-lived assets. The Company reviews the carrying amounts of the Company’s long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Company assesses impairment by comparing the undiscounted cash flows of the assets to their carrying amounts. If estimated cash flows are insufficient to recover the investment, an impairment loss is recognized to write-down the carrying value of the asset to the estimated fair value.

Deferred Financing Costs

Deferred financing costs are comprised of costs incurred in connection with obtaining financing from third-party lenders and are presented in the consolidated balance sheets as other assets or as a direct deduction from the carrying value of the associated debt liability. These costs are capitalized and amortized using the effective yield method to interest expense over the terms of the related financing arrangements. As of December 31, 2022 and 2021, unamortized deferred financing costs totaled $13.3 million and $10.7 million, respectively. Interest expense from the amortization of deferred financing costs for the years ended December 31, 2022 and 2021 was $3.1 million and $3.3 million, respectively.

Advertising Expense

The Company expenses advertising costs, which are primarily marketing costs, as incurred. Advertising expense was $195.0 million and $151.5 million for the years ended December 31, 2022 and 2021, respectively, and is included in selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income.

Bluegreen has entered into marketing arrangements with various third parties. Bluegreen has an exclusive marketing agreement through 2024 with Bass Pro that provides the Company with the right to market and sell vacation packages at kiosks in each of Bass Pro’s retail locations and through other means. For the years ended December 31, 2022 and 2021, sales of VOIs to prospects and leads generated by Bluegreen’s marketing agreement with Bass Pro accounted for approximately 17% and 19%, respectively, of total VOI sales volume. There can be no guarantee that Bluegreen will be able to maintain this agreement in accordance with its terms or extend or renew this agreement on similar terms, or at all. See Note 12: Commitments and Contingencies for a description of the revised terms of Bluegreen’s marketing agreement with Bass Pro.

Income Taxes

Income tax expense is recognized at applicable U.S. tax rates. Certain revenue and expense items may be recognized in one period for financial statement purposes and in a different period for income tax purposes. The tax effects of such differences are reported as deferred income taxes. Valuation allowances are recorded in periods in which it is determined that the realization of deferred tax assets does not meet the more likely than not recognition threshold.

Noncontrolling Interests

Noncontrolling interests reflect third parties’ ownership interests in entities that are consolidated in the Company’s financial statements but are less than 100% owned by the Company. Noncontrolling interests are recognized as equity in the Company’s consolidated balance sheet and presented separately from the equity attributable to its shareholders. The amounts of consolidated net income and comprehensive income attributable to the Company’s shareholders and noncontrolling interests are separately presented in the Company’s consolidated statements of operations and comprehensive income.

Earnings Per Share

Basic earnings per share (“EPS”) is calculated by dividing the earnings available to common shareholders by the weighted average number of Class A and Class B common shares outstanding for the period. Diluted earnings per share is computed in the same manner as basic earnings per share but also reflects potential dilution that could occur if restricted stock awards issued by the Company were vested. Restricted stock awards, if dilutive, are considered in the weighted average number of dilutive common shares outstanding. As discussed in Note 14 Common Stock, the Company has two classes of common stock. The Company has not presented earnings per share under the two-class method because the earnings per share are the same for both Class A and Class B Common Stock since they are entitled to and participate in earnings in the same manner.

Stock-Based Compensation

Compensation cost for unvested restricted stock awards is based on the fair value of the award on the measurement date, which is generally the grant date, and is recognized on a straight-line basis over the requisite service period of the award, which is generally four to ten years for unvested restricted stock awards with forfeitures recognized as incurred. The fair value of unvested restricted stock awards is generally determined based on the market price of the Company’s common stock on the grant date.

Accounting Standards Not Yet Adopted

The FASB has issued the following accounting pronouncement and guidance relevant to the Company’s operations which had not yet been adopted as of December 31, 2022:

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effect of Reference Rate Reform on Financial Reporting” (“ASU 2020-04”), which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by the discontinuation of LIBOR in response to the Financial Conduct Authority (the regulatory authority over LIBOR) plan for a phase out of regulatory oversight of LIBOR interest rate indices after 2021 to allow for an orderly transition to an alternate reference rate. The Alternative Reference Rates Committee (“ARRC”) has proposed that the Secured Overnight Financing Rate (“SOFR”) is the rate that represents best practice as the alternative to LIBOR for promissory notes or other contracts that are currently indexed to LIBOR. The ARRC has proposed a market transition plan to SOFR from LIBOR and organizations are currently working on transition plans as it relates to derivatives and cash markets indexed to LIBOR. Although the Company’s VOIs notes receivable from its borrowers are not indexed to LIBOR, as of December 31, 2022, the Company had $170.9 million of LIBOR indexed junior subordinated debentures and $30.9 million of LIBOR indexed receivable-backed notes payable. The Company expects that replacements for LIBOR will be determined as the Company renews or amends its existing debt instruments. The Company will continue to evaluate the adoption of the optional expedients and exceptions provided as circumstances evolve.

3. Revenue From Contracts with Customers

The table below sets forth the Company’s disaggregated revenue by category from contracts with customers (in thousands):

	For the Years Ended December 31,
	2022	2021
Sales of VOIs (1)	$535,725	$353,768
Fee-based sales commission revenue (1)	72,647	128,321
Resort and club management revenue (2)	108,892	103,214
Cost reimbursements (2)	77,394	69,066
Administrative fees and other (1)	13,662	12,203
Other revenue (2)	9,356	8,037

Revenue from customers	817,676	674,609
Interest income (3)	99,739	81,691
Other income, net	2,014	813

Total revenue	$919,429	$757,113

(1)	Included in the Company’s sales of VOIs and financing segment described in Note 17.
(2)	Included in the Company’s resort operations and club management segment described in Note 17.
(3)	Interest income of $98.0 million and $81.3 million is included in the Company’s sales of VOIs and financing segment described in Note 17 for 2022 and 2021 respectively.

As of December 31, 2022 and 2021, the Company had commission receivables, net of an allowance, of $10.3 million and $17.4 million, respectively, related to sales of third-party VOIs, which are included in other assets on the consolidated balance sheets. Commission receivables relate to contracts with customers including amounts associated with the Company’s contractual right to consideration for completed performance obligations and are settled when the related cash is received. Commission receivables are recorded when the right to consideration becomes unconditional and is only contingent on the passage of time.

Contract liabilities include payments received or due in advance of satisfying performance obligations, including points awarded to customers as an incentive for the purchase of VOIs that may be redeemed in the future, advance deposits on owner programs for future services, and deferred revenue on prepaid vacation packages for future stays at the Company’s resorts or nearby hotels. Both points incentives and owner programs are recognized upon redemption, and deferred revenue for vacation packages are recognized net of sales of marketing expenses upon customer stays. Contract liabilities are included in deferred income in the Company’s consolidated balance sheets.

The following table sets forth the Company’s contract liabilities as of December 31, 2022 and 2021 (in thousands):

	As of December 31,
	2022	2021
Point incentives	$3,944	$2,676
Owner programs	2,149	2,159
Deferred Revenue vacation packages	1,136	1,274

	$7,229	$6,109

4. Notes Receivable

The table below provides information relating to the Company’s notes receivable and its allowance for loan losses (dollars in thousands):

	As of December 31,
	2022	2021
Notes receivable secured by VOIs:
VOI notes receivable - non-securitized	$279,888	$275,163
VOI notes receivable - securitized	483,913	334,266

Gross VOI notes receivable	763,801	609,429
Allowance for loan losses - non-securitized	(81,801)	(77,714)
Allowance for loan losses - securitized	(129,510)	(85,393)

Allowance for loan losses	(211,311)	(163,107)

VOI notes receivable, net	$552,490	$446,322

Allowance as a % of Gross VOI notes receivable	28%	27%

The weighted-average interest rate charged on the Company’s notes receivable secured by VOIs was 15.3% at both December 31, 2022 and 2021. All of the Company’s VOI loans bear interest at fixed rates. The Company’s VOI notes receivable are primarily secured by VOIs located in Florida, Missouri, South Carolina, Tennessee, Nevada and Virginia.

Future principal payments due to the Company from notes receivable as of December 31, 2022 are as follows (in thousands):

2023	$77,248
2024	75,853
2025	80,781
2026	83,319
2027	85,842
Thereafter	360,758

Total	$763,801

Allowance for Loan Losses

The activity in the Company’s allowance for loan losses was as follows (in thousands):

	For the Year Ended December 31,
	2022	2021
Balance, beginning of period	$163,107	$142,044
Provision for loan losses	100,431	72,788
Less: Write-offs of uncollectible receivables	(52,227)	(51,725)

Balance, end of period	$211,311	$163,107

The Company monitors the credit quality of its receivables on an ongoing basis. The Company holds large amounts of homogeneous VOI notes receivable and assesses uncollectibility based on pools of receivables as it does not believe that there are significant concentrations of credit risk with any borrower or groups of borrowers. In estimating loan losses, the Company does not use a single primary indicator of credit quality but instead evaluate our VOI notes receivable based upon a static pool analysis that incorporates the aging of the respective receivables, default trends and prepayment rates by origination year, as well as the FICO scores of the borrowers. The Company records the difference between its VOI notes receivable and the variable consideration included in the transaction price for the sale of the related VOI as an allowance for loan losses and records the VOI notes receivables net of the allowance.

Adverse changes in economic conditions, including rising interest rates and inflationary trends, have had and may continue to have, an adverse impact on the collectability of our VOI notes receivable and we are continuing to evaluate the impact they may have on our default and/or delinquency rates. Our estimates may not prove to be correct and our allowance for loan losses may not prove to be adequate.

Additional information about the Company’s VOI notes receivable by year of origination is as follows as of December 31, 2022 (in thousands):

	Year of Origination
	2022	2021	2020	2019	2018	2017 and Prior	Total
FICO Score of Borrower
701+	$208,052	$88,445	$34,927	$43,765	$28,001	$43,228	$446,418
601-700	111,796	63,483	25,003	25,613	18,609	35,890	280,394
<601 (1)	8,844	3,181	2,222	2,876	1,818	3,595	22,536
Other	663	3,501	1,352	2,579	2,504	3,854	14,453

Total	$329,355	$158,610	$63,504	$74,833	$50,932	$86,567	$763,801

(1)	Includes VOI notes receivable attributable to borrowers without a FICO score (who are primarily foreign borrowers)

Additional information about the Company’s VOI notes receivable by year of origination is as follows as of December 31, 2021 (in thousands):

	Year of Origination
	2021	2020	2019	2018	2017	2016 and Prior	Total
FICO Score of Borrower
701+	$129,960	$49,102	$60,037	$39,760	$26,711	$40,872	$346,442
601-700	82,664	34,185	34,072	25,732	18,132	37,777	232,562
<601 (1)	4,623	3,149	3,690	2,473	1,551	4,175	19,661
Other	2,279	996	1,201	1,876	1,429	2,983	10,764

Total	$219,526	$87,432	$99,000	$69,841	$47,823	$85,807	$609,429

(1)	Includes VOI notes receivable attributable to borrowers without a FICO score (who are primarily foreign borrowers).

The percentage of gross notes receivable outstanding by FICO score of the borrower at the time of origination were as follows:

	As of December 31,
	2022	2021
FICO Score
701+	59%	58%
601-700	38	39
<601	2	2
No Score (1)	1	1

Total	100%	100%

(1)	Includes VOI notes receivable attributable to borrowers without a FICO score (who are primarily foreign borrowers).

The Company’s notes receivable are carried at amortized cost less allowance for loan losses. Interest income is suspended, and previously accrued but unpaid interest income is reversed, on all delinquent notes receivable when principal or interest payments are more than 90 days contractually past due and not resumed until such loans are less than 90 days past due. As of December 31, 2022 and 2021, $24.2 million and $16.3 million, respectively, of our VOI notes receivable were more than 90 days past due, and accordingly, consistent with our policy, were not accruing interest income. After approximately 127 days past due, VOI notes receivable are generally written off against the allowance for loan loss. Accrued interest was $5.8 million and $4.4 million as of December 31, 2022 and 2021, respectively, and is included within other assets in the Company’s consolidated balance sheets herein.

The following shows the delinquency status of the Company’s VOI notes receivable as of December 31, 2022 and 2021 (in thousands):

	As of December 31,
	2022	2021
Current	$721,736	$581,719
31-60 days	9,612	6,290
61-90 days	8,243	5,084
Over 91 days	24,210	16,336

Total	$763,801	$609,429

5. Variable Interest Entities

The Company sells VOI notes receivable through special purpose finance entities. These transactions are generally structured as non-recourse to Bluegreen and are designed to provide liquidity and to transfer the economic risks and benefits of the notes receivable to third parties. In a securitization, various classes of debt securities are issued by the special purpose finance entities and are generally collateralized by a single tranche of transferred assets, which consist of VOI notes receivable.

In these securitizations, the Company generally retains a portion of the securities and continues to service the securitized notes receivable for a fee pursuant to servicing agreements negotiated with third parties based on market conditions at the time of the securitization. Under these arrangements, the cash payments received from obligors on the receivables sold are generally applied monthly to pay fees to service providers, make interest and principal payments to investors, and fund required reserves, if any, with the remaining balance of such cash retained by the Company; however, to the extent the portfolio of receivables fails to satisfy specified performance criteria (as may occur due to, among other things, an increase in default rates or credit loss severity) or other trigger events occur, the funds received from obligors are required to be distributed on an accelerated basis to investors. Depending on the circumstances and the transaction, the application of the accelerated payment formula may be permanent or temporary until the trigger event is cured. As of December 31, 2022 and 2021, Bluegreen was in compliance with all material terms under its securitization transactions, and no trigger events had occurred.

In accordance with applicable accounting guidance for the consolidation of VIEs, the Company analyzes its variable interests, which may consist of loans, servicing rights, guarantees, and equity investments, to determine if an entity in which it has a variable interest is a VIE. The analysis includes a review of both quantitative and qualitative factors. The Company bases its quantitative analysis on the forecasted cash flows of the entity, and it bases its qualitative analysis on the structure of the entity, including its decision-making ability and authority with respect to the entity, and relevant financial agreements. The Company also uses its qualitative analysis to determine if it must consolidate a VIE as the primary beneficiary. In accordance with applicable accounting guidance, the Company has determined these securitization entities to be VIEs of which it is the primary beneficiary and, therefore, the Company consolidates the entities into its financial statements.

Under the terms of certain VOI notes receivable sales, the Company has the right to repurchase or substitute a limited amount of defaulted notes for new notes at the outstanding principal balance plus accrued interest. Voluntary repurchases and substitutions of defaulted notes during 2022 and 2021 were $11.4 million and $14.6 million, respectively. The Company’s maximum exposure to loss relating to its non-recourse securitization entities is the difference between the outstanding VOI notes receivable and the notes payable, plus cash reserves and any additional residual interest in future cash flows from collateral.

The assets and liabilities of the Company’s consolidated VIEs are as follows (in thousands):

	As of December 31,
	2022	2021
Restricted cash	$19,461	$15,956
Securitized notes receivable, net	$354,403	$248,873
Receivable backed notes payable—non-recourse	$440,781	$340,154

The restricted cash and the securitized notes receivable balances disclosed in the table above are restricted to satisfy obligations of the VIEs.

6. VOI Inventory

The Company’s VOI inventory consists of the following (in thousands):

	As of December 31,
	2022	2021
Completed VOI units	$317,492	$255,223
Construction-in-progress	8,537	10,313
Real estate held for future development	63,835	69,069

	$389,864	$334,605

Construction-in-progress consists primarily of additional VOI units being developed at The Cliffs at Long Creek in Ridgedale, Missouri.

In July 2022, the Company purchased 46 one-bedroom units at a resort in Vail, Colorado for $18.6 million. The transaction was accounted for as an asset acquisition with the purchase price allocated to VOI inventory in the Company’s consolidated balance sheet.

In October 2022, the Company purchased the property and other assets of a resort located in Panama City Beach, Florida for approximately $78.0 million. The transaction was accounted for as an asset acquisition with the purchase price allocated $74.2 million to VOI inventory and $4.2 million to certain property and equipment, See Note 8 Property and equipment in the Company’s consolidated balance sheet.

7. Leases

The Company is the lessee under various operating leases for certain sales offices, call centers, office space, equipment and vehicles. Some leases include one or more options to renew, at the Company’s discretion, for renewal terms of one year or more. Certain of the Company’s lease agreements include rental payments based on a percentage of sales generated at the location, and others include rental payments adjusted periodically for inflation. The Company’s lease agreements do not contain residual value guarantees or restrictive covenants which the Company believes to be material.

The Company recognizes operating lease assets and operating lease liabilities associated with lease agreements with an initial term of 12 months or greater, while lease agreements with an initial term of 12 months or less are not recorded in the Company’s consolidated balance sheets. The Company generally does not include lease payments associated with renewal options, including those that are exercisable at its discretion, in the measurement of its operating lease assets and liabilities as it is not reasonably certain that such options will be exercised. The table below sets forth information regarding the Company’s lease agreements with an initial term of greater than 12 months (dollars in thousands):

	As of December 31,
	2022	2021
Operating Lease Asset	$22,963	$33,467
Operating Lease Liability	27,716	37,870
Weighted Average Lease Term (in years) (1)	2.42	3.3
Weighted Average Discount Rate (2)	3.76%	3.43%

(1)	The Company’s weighted average lease term excludes two real estate leases that expire in December 2034 and May 2056.
(2)

As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future lease payments. To estimate incremental borrowing rates, the Company considers various factors, including the rates applicable to the Company’s recently issued debt and credit facilities and prevailing financial market conditions.

The Company generally recognizes lease costs associated with its operating leases on a straight-line basis over the lease term, while variable lease payments that do not depend on an index or rate are recognized as variable lease costs in the period in which the obligation for those payments is incurred. The table below sets forth information regarding the Company’s lease costs, which are included as selling, general and administrative expenses in the Company’s consolidated statements of operations and comprehensive income for the periods presented (in thousands):

	For the years ended December 31,
	2022	2021
Fixed rental costs	$7,597	$7,834
Short-term lease costs	1,619	1,314
Variable lease costs	2,775	2,363

Total operating lease costs	$11,991	$11,511

The table below sets forth information regarding the future minimum lease payments of the Company’s operating lease liabilities (in thousands):

As of December 31,	Operating Lease Liabilities
2023	$5,781
2024	3,388
2025	2,331
2026	1,967
2027	1,846
After 2027	21,977

Total lease payments	$37,290
Less: Interest	9,574

Total operating lease liabilities	$27,716

Included in the Company’s consolidated statement of cash flows under operating activities for the years ended December 31, 2022 and 2021 was $7.8 million and $4.5 million, respectively, of cash paid for amounts included in the measurement of lease liabilities. During the years ended December 31, 2022 and 2021, the Company obtained $1.1 million and $6.2 million, respectively, of operating lease assets in exchange for new operating lease liabilities. The decrease in right-of-use assets and operating lease liabilities in 2022 as compared to 2021 was primarily due to one-time costs of $4.9 million for the termination of certain leases in connection with a reorganization of certain of the Company’s retail marketing operations in December 2022. Such costs are included in accrued liabilities in the Company’s consolidated balance sheet as of December 31, 2022.

8. Property and Equipment

Property and equipment consist of the following (dollars in thousands):

		As of December 31,
	Useful Lives	2022	2021
Land, buildings and building improvements	3-31 years	79,393	74,436
Computer hardware and software	1-5 years	71,551	67,937
Furniture, fixtures and equipment	3-14 years	22,817	21,816
Leasehold improvements	3-14 years	11,409	11,353
Transportation and equipment	5 years	669	680

		185,839	176,222
Accumulated depreciation and amortization		(99,924)	(88,370)

Total		$85,915	$87,852

Depreciation and amortization expense related to the Company’s property and equipment was $15.8 million and $15.6 million for the years ended December 31, 2022 and 2021, respectively.

9. Intangible Assets

Intangible assets and related amortization expense were as follows (in thousands):

	As of December 31,
Class	2022	2021
Intangible assets:
Management agreements	$61,708	$61,708
Accumulated amortization	(415)	(360)

Total intangible assets	$61,293	$61,348

As of December 31, 2022, management contracts that were amortizing are fully amortized.

10. Debt

Contractual minimum principal payments required on the Company’s debt, net of unamortized discount, by type, for each of the five years subsequent to December 31, 2022 and thereafter are shown below (in thousands):

	Notes payable and other borrowings	Note payable to BBX Capital, Inc.	Recourse receivable- backed notes payable	Non-recourse receivable- backed notes payable	Junior subordinated debentures	Total
2023	$16,000	$—	$—	$—	$—	$16,000
2024	25,000	—	—	—	—	25,000
2025	25,000	50,000	4,630	—	—	79,630
2026	8,500	—	17,778	104,953	—	131,231
2027	146,250	—	14,105	—	—	160,355
Thereafter	—	—	10,101	315,186	170,897	496,184
Unamortized debt issuance costs	(2,012)	—	—	(5,131)	(914)	(8,057)
Adjustment (1)	—	—	(25,773)	25,773	—	—
Purchase accounting adjustment	—	—	—	—	(33,972)	(33,972)

Total	$218,738	$50,000	$20,841	$440,781	$136,011	$866,371

(1)	Represents the non-recourse balances of the Liberty Bank Facility, NBA Receivables Facility, and the Pacific Western Facility as described below.

The minimum contractual payments set forth in the table above may differ from actual payments due to the timing of principal payments required upon (1) the sale of real estate assets that serve as collateral on certain debt, (2) cash collections of pledged or transferred notes receivable and (3) prepayments.

Lines-of-Credit and Notes Payable

Financial data related to our lines of credit and notes payable (other than receivable-backed notes payable, which are discussed below) as of December 31, 2022 and 2021 were as follows (dollars in thousands):

	As of December 31,
	2022			2021
	Balance	Interest Rate	Carrying Amount of Pledged Assets	Balance	Interest Rate	Carrying Amount of Pledged Assets
Panama City Beach Acquisition Loan	$54,500	6.16%	$77,334	$—	—	$—
Fifth Third Syndicated LOC	70,000	5.92%	68,413	10,000	2.25%	21,243
Fifth Third Syndicated Term	96,250	5.40%	94,068	88,125	2.25%	187,207
Unamortized debt issuance costs	(2,012)		—	(1,000)		—

Total	$218,738		$239,815	$97,125		$208,450

Fifth Third Syndicated Line-of-Credit and Fifth Third Syndicated Term Loan. Bluegreen has a corporate credit facility which at December 31, 2021 included a $100.0 million term loan (the “Fifth Third Syndicated Loan”) with quarterly amortization requirements and a $125.0 million revolving line of credit (the “Fifth Third Syndicated LOC”). In February 2022, Bluegreen amended and increased the facility to $300.0 million. The amended facility includes a $100.0 million term loan with quarterly amortization requirements and a $200.0 million revolving line of credit. Accordingly, the amendment and restatement increased the revolving line of credit by $75.0 million. Borrowings generally bear interest at a rate of term SOFR plus 1.75-2.50% and a 0.05%-0.10% credit spread adjustment, depending on Bluegreen’s leverage ratio (as compared to LIBOR plus 2.00%-2.50% with a 0.25% LIBOR floor under the terms of the facility prior to the amendment). The amendment also extended the maturity date from October 2024 to February 2027. Borrowings are collateralized by certain VOI inventory, sales center buildings, management fees, short-term receivables and cash flows from residual interests relating to certain term securitizations.

Panama City Beach Acquisition Loan. In October 2022, Bluegreen purchased the property and other assets of a resort located in Panama City Beach, Florida for approximately $78.0 million. In connection with the acquisition, Bluegreen entered into a non-revolving acquisition loan (the “Panama City Beach Acquisition Loan”) with National Bank of Arizona (“NBA”) for the acquisition and renovation of the resort. The Panama City Beach Acquisition Loan provides for advances of up to $96.6 million, provided, however, that the total advances may not exceed 70% of the acquisition and renovation costs. Advances may be made during a 36-month advance period. Approximately $54.5 million was advanced at closing for the acquisition of the resort. Principal payments will be effected through release payments from sales of the completed VOIs, subject to a minimum amortization schedule, with the remaining balance due at maturity in October 2027. Borrowings under the Panama City Beach Acquisition Loan bear interest at an annual rate equal to one-month term SOFR plus 2.25%, subject to a floor of 2.40%. Recourse is limited to 30% of the principal and interest outstanding with decreases based on achieving certain milestones, subject to certain exceptions.

Receivable-Backed Notes Payable

Financial data related to our receivable-backed notes payable facilities were as follows (dollars in thousands):

	As of December 31,
	2022			2021
	Debt Balance	Interest Rate	Principal Balance of Pledged/ Secured Receivables	Debt Balance	Interest Rate	Principal Balance of Pledged/ Secured Receivables
Receivable-backed notes payable—recourse:
Liberty Bank Facility (1)	$5,000	6.50%	$8,470	$5,000	3.00%	$7,198
NBA Receivables Facility (2)	10,000	6.62%	13,664	10,000	3.00%	15,396
Pacific Western Facility (3)	5,841	6.82%	10,171	7,500	3.00%	11,265

Total	20,841		32,305	22,500		33,859
Receivable-backed notes payable—non-recourse:
Liberty Bank Facility (1)	$4,907	6.50%	$8,312	$17,965	3.00%	$25,864
NBA Receivables Facility (2)	20,866	6.62%	28,512	18,910	3.00%	29,114
Pacific Western Facility (3)	—	—	—	16,906	3.00%	25,394
Syndicated Warehouse Facility	104,953	5.87%	125,486	42,994	2.50%	53,623
Quorum Purchase Facility	14,007	4.95-5.10%	16,302	19,425	4.95-5.10%	22,690
2013 Term Securitization	—	—	—	6,023	3.20%	6,965
2015 Term Securitization	7,925	3.02%	8,516	14,163	3.02%	15,009
2016 Term Securitization	16,061	3.35%	16,714	24,727	3.35%	27,166
2017 Term Securitization	26,521	3.12%	28,612	37,430	3.12%	42,452
2018 Term Securitization	39,326	4.02%	43,163	53,919	4.02%	61,269
2020 Term Securitization	69,240	2.60%	77,183	91,922	2.60%	105,023
2022 Term Securitization	142,106	4.60%	160,000	—	—	—
Unamortized debt issuance costs	(5,131)			(4,230)		—

Total	440,781		512,800	340,154		414,569

Total receivable-backed debt	$461,622		$545,105	$362,654		$448,428

(1)	Recourse on the Liberty Bank Facility is generally limited to $5.0 million subject to certain exceptions.
(2)	Recourse on the NBA Receivables Facility is generally limited to $10.0 million subject to certain exceptions.
(3)	Recourse on the Pacific Western Facility is generally limited to $7.5 million subject to certain exceptions.

Liberty Bank Facility. Bluegreen has a $40.0 million revolving VOI notes receivable hypothecation facility (the “Liberty Bank Facility”) with Liberty Bank which provides for advances on eligible receivables pledged under the Liberty Bank Facility, subject to specified terms and conditions, during the revolving credit period. The revolving credit period expires in June 2024 and the facility matures in June 2026. Advance rates under the facility with respect to Qualified Timeshare Loans is 85% of the unpaid principal balance of the Qualified Timeshare Loans. The advance rate is 70% of the unpaid principal balance of Non-Conforming Qualified Timeshare Loans. The interest rate on borrowings incurred is the Prime Rate minus 0.50% with a floor of 3.00%. Recourse to Bluegreen under the facility is limited to $5.0 million, with certain exceptions set forth in the facility. Subject to the terms of the facility, principal and interest due under the Liberty Bank Facility are paid as cash is collected on the pledged receivables, with the remaining balance being due by maturity.

NBA Receivables Facility. Bluegreen/Big Cedar Vacations has a $70.0 million revolving VOI notes receivable hypothecation facility (the “NBA Receivables Facility”) with National Bank of Arizona (“NBA”). The revolving advance period expires in September 2023 and the facility matures in March 2028. The interest rate on advances made under the facility is the one-month LIBOR plus 2.25% (with an interest rate floor of 3.00%). The NBA Receivables Facility provides for advances at a rate of 80% on eligible receivables pledged under the facility, subject to eligible collateral and specified terms and conditions, during the revolving credit period. Recourse to Bluegreen/Big Cedar under the facility is limited to $10.0 million as of December 31, 2022. Subject to the terms of the facility, principal and interest payments received on pledged receivables are applied to principal and interest due under the facility, with the remaining outstanding balance being due by maturity.

Pacific Western Facility. Bluegreen has a $50.0 million revolving VOI notes receivable hypothecation facility (the “Pacific Western Facility”) with Pacific Western Bank, which provides for advances on eligible VOI notes receivable pledged under the facility, subject to specified terms and conditions, during a revolving credit period. The revolving advance period expires in September 2024 and the facility matures in September 2027. The Pacific Western Facility provides for eligible “A” VOI notes receivable be funded at an 85% advance rate. The Pacific Western Facility also allows for eligible “B” VOI notes receivable to be funded at a 65% advance rate. In December 2022, the facility was amended to decrease the interest rate on borrowings under the facility to one-month term SOFR plus 2.50% with a floor of 2.75% (a decrease from one-month LIBOR plus 2.50% to 2.75% prior to the amendment). Recourse to Bluegreen under the facility is limited to $7.5 million at December 31, 2022. Subject to the terms of the facility, principal and interest payments received on pledged receivables are applied to principal and interest due under the facility, with the remaining balance being due by maturity.

Syndicated Warehouse Facility. Bluegreen has an $80.0 million VOI notes receivable purchase facility (the “Syndicated Warehouse Facility”). In September 2022, Bluegreen amended and restated the facility to increase the maximum outstanding financings from $80.0 million to up to $250.0 million and extend the advance period from December 2022 to September 2025. The amended and restated facility provides for an advance rate of up to 88% (an increase from 80% prior to the amendment and restatement) with respect to VOI receivables securing amounts financed. Borrowings under the facility bear interest until the expiration of the revolving advance period at a rate equal to one-month term SOFR plus 1.75% (a decrease from one-month LIBOR or commercial paper rate plus 2.25% prior to the amendment and restatement) and thereafter at a rate equal to one-month term SOFR plus 2.75% (a decrease from one-month LIBOR or commercial paper rate plus 3.25% prior to the amendment and restatement). While ownership of the VOI notes receivable included in the facility is transferred and sold for legal purposes, the transfer of these VOI notes receivable is accounted for as a secured borrowing for financial reporting purposes. The facility is nonrecourse.

Quorum Purchase Facility. Bluegreen/Big Cedar Vacations has a $50.0 million VOI notes receivable purchase facility (the “Quorum Purchase Facility”) with Quorum Federal Credit Union (“Quorum”). The Quorum Purchase Facility’s advance period expired in October 2022 and the facility matures in December 2034. Of the amounts outstanding under the Quorum Purchase Facility at December 31, 2022, $7.5 million bears interest at a rate per annum of 4.95% and $6.5 million bears interest at a fixed rate of 5.10%. While ownership of the VOI notes receivable included in the Quorum Purchase Facility is transferred and sold for legal purposes, the transfer of these VOI notes receivable is accounted for as a secured borrowing for financial reporting purposes. The facility is nonrecourse.

2022 Term Securitization. In April 2022, Bluegreen completed a private offering and sale of $172.0 million of VOI receivable-backed notes (the “2022 Term Securitization”). The 2022 Term Securitization consisted of the issuance of three tranches of VOI receivable-backed notes (collectively, the “Notes”) as follows: $71.0 million of Class A Notes, $56.5 million of Class B Notes, and $44.5 million of Class C Notes. The interest rates on the Class A Notes, Class B Notes and Class C Notes are 4.12%, 4.61% and 5.35%, respectively, which blends to an overall weighted average note interest rate of approximately 4.60%. The gross advance rate for this transaction was 88.3%. The Notes mature in September 2037.

Approximately $194.7 million of VOI receivables were sold to BXG Receivables Note Trust 2022-A (the “Trust”) in the transaction. The gross proceeds of such sales to the Trust were $171.9 million. A portion of the proceeds were used to: repay $53.2 million under the Syndicated Warehouse Facility, representing all amounts outstanding under the facility at that time; repay $11.0 million under the Liberty Bank Facility; repay $16.1 million under the Pacific Western Bank Facility; capitalize a reserve fund; and pay fees and expenses associated with the transaction. Prior to the closing of the 2022 Term Securitization, Bluegreen, as servicer, funded $4.9 million in connection with the servicer redemption of the notes related to the 2013 Term Securitization, and certain of the VOI notes in such trust were sold to the Trust in connection with the 2022 Term Securitization. The remainder of the gross proceeds from the 2022 Term Securitization were used for general corporate purposes.

Subject to performance of the collateral, Bluegreen will receive any excess cash flows generated by the receivables transferred under the 2022 Term Securitization (excess meaning after payments of customary fees, interest and principal under the 2022 Term Securitization) on a pro-rata basis as borrowers make payments on their VOI loans.

While ownership of the VOI receivables included in the 2022 Term Securitization is transferred and sold for legal purposes, the transfer of these receivables is accounted for as a secured borrowing for financial accounting purposes. Accordingly, no gain or loss was recognized as a result of the transaction. In connection with the 2022 Term Securitization, we repaid in full the 2013 Term Securitization notes payable during April 2022.

Other Non-Recourse Receivable-Backed Notes Payable. In addition to the above described facilities, Bluegreen has a number of other nonrecourse receivable-backed notes payable facilities, as set forth in the table above. During 2022 and 2021, Bluegreen repaid $92.9 million and $57.9 million, respectively, under these additional receivable-backed notes payable facilities.

Junior Subordinated Debentures

Woodbridge Holdings Corporation (“Woodbridge”), the wholly owned subsidiary of the Company through which the Company holds its investment in Bluegreen, and Bluegreen have each formed statutory business trusts (collectively, the “Trusts”), each of which issued trust preferred securities as part of a larger pooled trust securities offering which was not registered under the Securities Act of 1933 and invested the proceeds thereof in its junior subordinated debentures. The Trusts are variable interest entities in which Woodbridge and Bluegreen are not the primary beneficiaries. Accordingly, the Company and its subsidiaries do not consolidate the operations of the Trusts; instead, the beneficial interests in the Trusts are accounted for under the equity method of accounting. The maximum exposure to loss as a result of Woodbridge and Bluegreen’s involvement with the Trusts is limited to the carrying amount of the equity method investment. Included in other assets in the Company’s balance sheets as of December 31, 2022 and 2021 was $2.1 million and $2.0 million, respectively, of equity in the Trusts. Interest on the junior subordinated debentures and distributions on the trust preferred securities are payable quarterly in arrears at the same interest rate.

Financial data relating to the Company’s junior subordinated debentures was as follows (dollars in thousands):

	December 31, 2022		December 31, 2021
	Carrying Amounts	Effective Interest Rates (1)	Carrying Amounts	Effective Interest Rates (1)	Maturity Years (2)
Woodbridge - Levitt Capital Trusts I - IV	$66,302	7.47 - 8.21%	$66,302	3.93 - 4.07%	2035 - 2036
Bluegreen Statutory Trusts I - VI	104,595	8.52 - 9.26%	104,595	4.93 - 5.12%	2035 - 2037
Unamortized debt issuance costs	(914)		(985)
Unamortized purchase discount	(33,972)		(34,972)

Total junior subordinated debentures	$136,011		$134,940

(1)	The junior subordinated debentures bear interest at three-month LIBOR (subject to quarterly adjustment) plus a spread ranging from 3.80% to 4.85%.
(2)	As of December 31, 2022 and 2021, all of the junior subordinated debentures were eligible for redemption by the Company.

During February 2021, Bluegreen purchased BST II trust preferred securities having a par value of $6.1 million for approximately $4.0 million and delivered such securities to the trust in exchange for the cancellation of $6.1 million of Bluegreen’s junior subordinated debentures held by BST II.

Availability

As of December 31, 2022, the Company was in compliance with all financial debt covenants under its debt instruments. As of December 31, 2022, the Company had availability of approximately $430.5 million under its receivable-backed purchase and credit facilities, inventory renovation loans and corporate credit line, subject to eligible collateral and the terms of the facilities, as applicable.

Note payable to BBX Capital, Inc.

In September 2020, the Company spun-off its subsidiary, BBX Capital. As a result of the spin-off, BBX Capital became a separate publicly traded company. In connection with the spin off, the Company issued a $75.0 million note payable to BBX Capital that accrues interest at a rate of 6% per annum and requires payments of interest on a quarterly basis. Under the terms of the note, the Company has the option in its discretion to defer interest payments under the note, with interest on the outstanding balance thereafter to accrue at a compounded rate of 8% per annum until such time as all accrued payments under the note are brought current, including deferred interest. In December 2021, the Company repaid $25.0 million of the note payable to BBX Capital, leaving a remaining balance as of both December 31, 2022 and 2021 of $50.0 million. All outstanding amounts under the note will become due and payable in September 2025 or earlier upon the occurrence of certain events. As of both December 31, 2022 and 2021, there was no accrued interest payable in connection with this note payable.

11. Fair Value of Financial Instruments

ASC 820 Fair Value Measurements (Topic 820) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The inputs used to measure fair value are classified into the following hierarchy:

Level 1:	Unadjusted quoted prices in active markets for identical assets or liabilities

Level 2:	Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability

Level 3:	Unobservable inputs for the asset or liability

The carrying amounts of financial instruments included in the consolidated financial statements and their estimated fair values are as follows (in thousands):

	As of December 31, 2022		As of December 31, 2021
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Cash and cash equivalents	$175,683	$175,683	$140,225	$140,225
Restricted cash	50,845	50,845	42,854	42,854
Notes receivable, net	552,490	720,171	446,322	607,881
Note payable to BBX Capital, Inc.	50,000	46,635	50,000	50,340
Receivable-backed notes payable	461,622	451,500	362,654	367,900
Lines-of-credit and notes payable	218,738	215,400	97,125	95,400
Junior subordinated debentures	136,011	102,000	134,940	133,500

Cash and cash equivalents. The amounts reported in the consolidated balance sheets for cash and cash equivalents approximate fair value due to their short maturity of 90 days or less.

Restricted cash. The amounts reported in the consolidated balance sheets for restricted cash approximate fair value.

Notes receivable, net. The fair value of the Company’s notes receivable is estimated using Level 3 inputs and is based on estimated future cash flows considering contractual payments and estimates of prepayments and defaults, discounted at a market rate.

Note Payable to BBX Capital, Inc. The fair value of the note payable to BBX Capital, Inc was determined using Level 3 inputs by discounting the net cash outflows estimated to be used to repay the debt.

Lines-of-credit and notes payable. The amounts reported in the Company’s consolidated balance sheets for lines of credit and notes payable, approximate fair value for indebtedness that provides for variable interest rates. The fair value of the Company’s fixed-rate notes payable was determined using Level 3 inputs by discounting the net cash outflows estimated to be used to repay the debt. These obligations are to be satisfied using the proceeds from the consumer loans that secure the obligations.

Receivable-backed notes payable. The amounts reported in the Company’s consolidated balance sheets for receivable-backed notes payable, approximate fair value for indebtedness that provides for variable interest rates. The fair value of the Company’s fixed-rate receivable-backed notes payable was determined using Level 3 inputs by discounting the net cash outflows estimated to be used to repay the debt. These obligations are to be satisfied using the proceeds from the consumer loans that secure the obligations.

Junior subordinated debentures. The fair value of the Company’s junior subordinated debentures is estimated using Level 3 inputs based on the contractual cash flows discounted at a market rate or based on market price quotes from the over-the-counter bond market.

12. Commitments and Contingencies

Litigation Matters

In the ordinary course of business, the Company and its subsidiaries are parties to lawsuits as plaintiff or defendant involving its operations and activities including the purchase, sale, marketing, or financing of VOIs. Additionally, from time to time in the ordinary course of business, the Company is involved in disputes with existing and former employees, vendors, taxing jurisdictions, and other individuals and entities, and it also receives individual consumer complaints as well as complaints received through regulatory and consumer agencies, including Offices of State Attorneys General. The Company takes these matters seriously and attempts to resolve any such issues as they arise.

Reserves are accrued for matters in which management believes it is probable that a loss will be incurred and the amount of such loss can be reasonably estimated. Management does not believe that the aggregate liability relating to known contingencies in excess of the aggregate amounts accrued will have a material impact on the Company’s results of operations or financial condition. However, litigation is inherently uncertain and the actual costs of resolving legal claims, including awards of damages, may be substantially higher than the amounts accrued for these claims and may have a material adverse impact on the Company’s results of operations or financial condition.

Management is not at this time able to estimate a range of reasonably possible losses with respect to matters in which it is reasonably possible that a loss will occur. In certain matters, management is unable to estimate the loss or reasonable range of loss until additional developments provide information sufficient to support an assessment of the loss or range of loss. Frequently in these matters, the claims are broad and the plaintiffs have not quantified or factually supported their claim.

Litigation

The following is a description of certain material legal proceedings pending against the Company or its subsidiaries or which were pending during the year ended December 31, 2022:

On June 28, 2018, Melissa S. Landon, Edward P. Landon, Shane Auxier and Mu Hpare, individually and on behalf of all others similarly situated, filed a purported class action lawsuit against Bluegreen and its wholly owned subsidiary Bluegreen Vacations Unlimited, Inc. (“BVU”) asserting claims for alleged violations of the Wisconsin Timeshare Act, Wisconsin law prohibiting illegal referral selling, and Wisconsin law prohibiting illegal attorney’s fee provisions. Plaintiffs sought certification of a class consisting of all persons who, in Wisconsin, purchased from Bluegreen one or more VOIs within six years prior to the filing of this lawsuit. Plaintiffs sought statutory damages, attorneys’ fees and injunctive relief. Bluegreen moved to dismiss the case, and on November 27, 2019, the Court issued a ruling granting the motion in part. Plaintiffs moved for class certification, and on November 5, 2021, the Court entered an order denying Plaintiff’s Motion. During June 2022, the parties settled the litigation and the lawsuit has been dismissed with prejudice.

On January 7, 2019, Shehan Wijesinha filed a purported class action lawsuit alleging violations of the Telephone Consumer Protection Act (the “TCPA”). It is alleged that BVU called plaintiff’s cell phone for telemarketing purposes using an automated dialing system, and that plaintiff did not give BVU his express written consent to do so. Plaintiffs seek certification of a class comprised of other persons in the United States who received similar calls from or on behalf of BVU without the person’s consent. Plaintiff seeks monetary damages, attorneys’ fees and injunctive relief. Bluegreen believes the lawsuit is without merit and intends to vigorously defend the action. On July 15, 2019, the court entered an order staying this case pending a ruling from the Federal Communications Commission (“FCC”) clarifying the definition of an automatic telephone dialing system under the TCPA and the decision of the Eleventh Circuit in a separate action brought against a VOI company by a plaintiff alleging violations of the TCPA. On January 7, 2020, the Eleventh Circuit issued a ruling consistent with BVU’s position, and on June 26, 2020, the FCC also issued a favorable ruling. The case was stayed pending the United States Supreme Court’s decision in Facebook, Inc. v. Duguid. On April 1, 2021, the Supreme Court issued a decision in the Facebook case which was favorable to Bluegreen’s position that an automatic telephone dialing system was not used in this case. Bluegreen believes the ruling disposes of the plaintiff’s claim and filed a Notice of Supplemental Authority advising the court of the ruling.

On July 18, 2019, Eddie Boyd, and Connie Boyd, Shaundre and Kimberly Laskey, and others similarly situated filed an action alleging that BVU and co-defendants violated the Missouri Merchandise Practices Act for allegedly making false statements and misrepresentations with respect to the sale of VOIs. Plaintiffs’ claims include a purported class action allegation that BVU’s charging of an administrative processing fee constitutes the unauthorized practice of law, and also that Bluegreen and its outside counsel engaged in abuse of process by filing a lawsuit against plaintiffs’ counsel (The Montgomery Law Firm). Plaintiffs seek monetary damages, attorneys’ fees and injunctive relief. On August 31, 2020, the court certified a class regarding the unauthorized practice of law claim, but dismissed the claims regarding abuse of process. On January 11, 2021, the Court issued an order that the class members are not entitled to rescission of their contracts because they failed to plead fraud in the inducement. Plaintiffs filed a third amended petition to add Resort Title Agency, Inc. (a wholly owned subsidiary of Bluegreen) as a defendant. On July 29, 2022, Resort Title Agency, Inc. removed the case to the United States District Court for the Western District of Missouri, where the case is currently pending. Bluegreen believes the lawsuit is without merit and is vigorously defending the action.

On July 14, 2020, Kenneth Johansen, individually and on behalf of all others similarly situated, filed a purported class action against BVU for alleged violations of the TCPA. Specifically, the named plaintiff alleges that he received numerous telemarketing calls from BVU while he was on the National Do Not Call Registry. Bluegreen filed a motion to dismiss, and plaintiff in response filed an amended complaint on September 18, 2020. On February 18, 2021, plaintiff filed a motion for class certification seeking to certify a class of thousands of individual proposed class members. On April 15, 2021, a court-ordered mediation was conducted at which time the parties were not able to resolve the lawsuit. On September 30, 2021, the court entered an order denying plaintiff’s motion for class certification. The plaintiffs have appealed the order to the Eleventh Circuit. The Eleventh Circuit affirmed the District Court’s order denying plaintiff’s motion for class certification.

On March 15, 2018, BVU entered into an Agreement for Purchase and Sale of Assets with T. Park Central, LLC, O. Park Central, LLC, and New York Urban Ownership Management, LLC, (collectively “New York Urban”) (“Purchase and Sale Agreement”), which provided for the purchase of The Manhattan Club inventory over a number of years and the management contract for The Manhattan Club Association, Inc. On October 7, 2019, New York Urban initiated arbitration proceedings against BVU alleging that The Manhattan Club Association, Inc. (of which BVU was a member) was obligated to pay an increased management fee to a New York Urban affiliate and that this higher amount would be the benchmark for BVU’s purchase of the management contract under the parties’ Purchase and Sale Agreement. New York Urban also sought damages in the arbitration proceedings in excess of $10.0 million for promissory estoppel and tortious interference. On November 19, 2019, the parties participated in mediation but did not resolve the matter. On November 20, 2019, New York Urban sent a letter to BVU advising that it was: (1) withdrawing its arbitration demand; (2) notifying the Board that it was not seeking to execute the proposed amendment to the Management Agreement that was originally sent to Bluegreen on April 24, 2019; and (3) not going to pay itself a management fee for the 2020 operating year in an amount exceeding the 2019 operating year (i.e., $6.5 million). On November 21, 2019, BVU sent New York Urban a Notice of Termination of the Purchase and Sale Agreement. On November 25, 2019, New York Urban sent its own Notice of Termination and a separate letter containing an offer to compromise if BVU resigned its position on the Board and permitted New York Urban to enforce its rights to the collateral. On November 29, 2019, BVU accepted the offer and on December 18, 2019, BVU provided New York Urban with resignations of its members on the Board of Directors.

On August 30, 2020, over 100 VOI owners at The Manhattan Club (“TMC”) sued BVU and certain unaffiliated entities (the “Non-Bluegreen Defendants”). The complaint includes claims arising out of alleged misrepresentations made during the sale of VOIs at TMC and certain post-sale operational practices, including allegedly charging owners excessive annual maintenance fees and implementing reservation policies that restrict the ability of VOI owners to use their points to access the resort while allowing the general public to make reservations. The plaintiffs assert in the complaint that Bluegreen acquired operational control of TMC from the Non-Bluegreen Defendants in 2018 and assumed joint liability for any prior wrongdoing by them. Bluegreen believes this assertion to be erroneous and that the claims against BVU are without merit. On September 27, 2021, the court granted Bluegreen’s motion to dismiss without prejudice and the Court declined to exercise supplemental jurisdiction over the remaining state law claims. Plaintiffs have amended their complaint. BVU filed a motion to dismiss the amended complaint on December 29, 2021 and continues to vigorously defend the action.

On April 2, 2021, New York Urban initiated new arbitration proceedings against BVU, alleging it is owed over $70.0 million for periodic inventory closings that have not occurred since the Purchase and Sale Agreement was terminated or that will not occur because of the termination. New York Urban also seeks over $50.0 million because, due to the Purchase and Sale Agreement’s termination, the closing on the management contract will not occur. BVU believes this new claim is without merit. The arbitration hearing has commenced and is ongoing. BVU continues to vigorously defend against New York Urban’s claims.

On September 14, 2021, Tamarah and Emmanuel Louis, individually and on behalf of all others similarly situated, filed a purported class action lawsuit against BVU alleging it violated the Military Lending Act (“MLA”). The complaint alleges that BVU did not make any inquiry before offering financing to the plaintiffs as to whether they were members of the United States Military and allege other claims related to certain disclosures mandated by the MLA. BVU filed a motion to dismiss the complaint, and plaintiffs then filed an amended complaint on December 3, 2021. The District Court granted BVU’s motion to dismiss. An appeal of the District Court’s dismissal has been initiated by the plaintiffs. BVU continues to vigorously defend this action.

Commencing in 2015, it came to Bluegreen’s attention that its collection efforts with respect to its VOI notes receivable were being impacted by a then emerging, industry-wide trend involving the receipt of “cease and desist” letters from exit firms and their attorneys purporting to represent certain VOI owners. Following receipt of these letters, Bluegreen is unable to contact the owners unless allowed by law. Bluegreen believes these exit firms have encouraged such owners to become delinquent and ultimately default on their obligations and that such actions and its inability to contact the owners have been a material factor in the increase in its annual default rates. Bluegreen’s average annual default rates have increased from 6.9% in 2015 to 8.3% in 2022. Bluegreen also estimates that approximately 6.1% of the total delinquencies on its VOI notes receivable as of December 31, 2021 related to VOI notes receivable are subject to this issue. Bluegreen has in a number of cases pursued, and Bluegreen may in the future pursue, legal action against the VOI owners, and as described below, against the exit firms.

On November 13, 2019, Bluegreen filed a lawsuit against timeshare exit firm The Montgomery Law Firm and certain of its affiliates. In the complaint, Bluegreen alleged that through various forms of deceptive advertising, as well as inappropriate direct contact with VOI owners, such firm and its affiliates made false statements about Bluegreen and provided misleading information to the VOI owners and encouraged nonpayment by consumers. Bluegreen believes the consumers are paying fees to the firm and its affiliates in exchange for illusory services. Bluegreen has asserted claims under the Lanham Act, as well as tortious interference with contractual relations, civil conspiracy to commit tortious interference and other claims. Defendants’ motion to dismiss was denied. In January 2022, Bluegreen entered into a settlement with several of the defendants, which includes an immaterial monetary payment and a stipulated injunction. In September 2022, Bluegreen entered into settlements with other defendants, including The Montgomery Law Firm. On October 18, 2022, pursuant to stipulation of the parties, the Court dismissed the action in light of the settlements.

On November 13, 2020, Bluegreen filed a lawsuit against timeshare exit firm, Carlsbad Law Group, LLP, and certain of its associated law firms and affiliates. On December 30, 2020, Bluegreen filed a lawsuit against timeshare exit firm, The Molfetta Law Firm, and certain of its associated law firms, affiliates, and cohorts, including Timeshare Termination (“TTT”). In both of these actions, Bluegreen makes substantially the same claims against the timeshare exit firms and its associated law firms and affiliates as those made in its action against The Montgomery Law Firm described above. In June 2021, counsel for TTT moved to withdraw, citing TTT’s insolvency. On October 1, 2021, the principals of TTT filed for Chapter 11 Bankruptcy Protection. Bluegreen is pursuing its damages as a claim in that action. Discovery is ongoing with respect to the non-bankrupt defendants. TTT has consented to entry of an injunction against it in the Bankruptcy proceeding as part of an agreement with Bluegreen. Discovery is ongoing with respect to the non-bankrupt defendants.

Other Commitments, Contingencies and Guarantees

The Company, indirectly through Bluegreen and BVU, has an exclusive marketing agreement through 2024 with Bass Pro, a nationally-recognized retailer of fishing, marine, hunting, camping and sports gear, that provides the Company with the right to market and sell vacation packages at kiosks in each of Bass Pro’s retail locations and through other means. As of December 31, 2022, Bluegreen had sales and marketing operations at a total of 129 Bass Pro Shops and Cabela’s Stores. In December 2022, Bluegreen reorganized certain of its marketing operations, including the elimination of lower performing marketing programs and transitioned its kiosks at certain lower volume Cabela’s stores to an unmanned, virtual format as of January 1, 2023. Pursuant to a settlement agreement Bluegreen entered into with Bass Pro and its affiliates during June 2019, Bluegreen paid Bass Pro $20.0 million and agreed to, among other things, make five annual payments to Bass Pro of $4.0 million in January of each year, commencing in 2020. Bluegreen made annual payments of $4.0 million to Bass Pro in January 2021, December 2021 (as payment of the amount owed in January 2022), and December 2022 (as payment of the amount owed in January 2023). As of December 31, 2022 and 2021, $3.8 million and $7.3 million, respectively, was included in accrued liabilities and other in the Company’s consolidated balance sheets for the remaining payments required by the settlement agreement.

During the years ended December 31, 2022 and 2021, VOI sales to prospects and leads generated by the agreement with Bass Pro accounted for approximately 17% and 19%, respectively, of Bluegreen’s VOI sales volume. Subject to the terms and conditions of the settlement agreement, in lieu of the previous commission arrangement, Bluegreen agreed to pay Bass Pro a fixed annual fee of $70,000 for each Bass Pro and Cabela’s retail store that it is accessing (excluding sales at retail stores which are designated to provide tours to Bluegreen/Big Cedar Vacations, or “Bluegreen/Big Cedar feeder stores”), plus $32.00 per net vacation package sold (less cancellations or refunds within 45 days of sale). Bluegreen also agreed to contribute to the Wonders of Wildlife Foundation $5.00 per net package sold (less certain cancellations and refunds within 45 days of sale), subject to an annual minimum of $700,000. Bluegreen will generally be required to pay the fixed annual fee with respect to at least 59 Bass Pro retail stores and at least 60 Cabela’s retail stores. During the years ended December 31, 2022 and 2021, Bluegreen incurred $8.3 million and $7.4 million, respectively, relating to this fixed fee which is included in selling, general and administrative expenses in the Company’s consolidated statements of operations and comprehensive income. In December 2022, Bluegreen paid $8.3 million for the 2023 fixed fee, which is included in prepaid expenses in the Company’s consolidated balance sheet as of December 31, 2022. Notwithstanding the foregoing, the minimum number of Bass Pro and Cabela’s retail stores for purposes of the fixed annual fee may be reduced under certain circumstances set forth in the agreement, including as a result of a reduction of traffic in the stores in excess of 25% year-over-year. As of December 31, 2022, Bluegreen had sales and marketing operations at a total of 129 Bass Pro and Cabela’s stores. On January 1, 2023, Bluegreen transitioned its marketing operations at certain Cabela’s stores to an unmanned, virtual format.

In lieu of paying maintenance fees for unsold VOI inventory, Bluegreen may enter into subsidy agreements with certain HOAs. During the years ended December 31, 2022 and 2021, Bluegreen made subsidy payments related to such subsidies of $27.5 million and $24.9 million, respectively, which are included within cost of other fee-based services in the Company’s consolidated statements of operations and comprehensive income. As of December 31, 2022 and 2021, the Company had $0.6 million and $0.2 million, respectively, accrued for such subsidies, which is included in accrued liabilities and other in the Company’s consolidated balance sheets.

13. Income Taxes

The Company’s provision for income taxes from continuing operations consists of the following (in thousands):

	Year Ended December 31,
	2022	2021
Federal:
Current	$6,483	$13,690
Deferred	12,964	6,752

	$19,447	$20,442

State and Other:
Current	$2,199	$2,509
Deferred	4,541	3,713

	6,740	6,222

Total	$26,187	$26,664

The difference between the Company’s provision for income taxes from continuing operations and the results of applying the federal statutory tax rate to income before provision for income taxes relates to (in thousands):

	Year Ended December 31,
	2022	2021
Income tax provision at expected federal income tax rate (1)	$22,562	$20,530
Increase (decrease) resulting from:
Provision for state taxes, net of federal effect	5,325	4,915
Taxes related to noncontrolling interests in subsidiaries not consolidated for income tax purposes	(3,542)	(2,781)
Non-deductible items	2,083	3,945
Other - net	(241)	55

Provision for income taxes	$26,187	$26,664

(1)	Expected tax is computed based upon income before taxes from continuing operations.

The Company’s deferred income taxes from continuing operations consist of the following components (in thousands):

	As of December 31,
	2022	2021
Deferred tax assets:
Book reserves for loan losses and inventory costs under timeshare accounting rules	$37,180	$25,162
Federal and State NOL and tax credit carryforward	88,640	88,722
Real estate valuation	5,402	5,421
Expenses recognized for books and deferred for tax	968	2,645
Other	5,208	3,570

Total gross deferred tax assets	137,398	125,520
Valuation allowance	(80,797)	(80,815)

Total deferred tax assets	56,601	44,705

Deferred tax liabilities:
Installment sales treatment of notes	142,254	112,059
Intangible assets	14,179	14,152
Junior subordinated debentures	7,874	8,131
Property and equipment	4,681	5,239
Other	806	812

Total gross deferred tax liabilities	169,794	140,393

Net deferred tax liability	$113,193	$95,688

Valuation Allowance on Deferred Tax Assets

The Company evaluates its deferred tax assets to determine if valuation allowances are required. In the evaluation, management considers net operating loss (“NOL”) carryback availability, expectations of sufficient future taxable income, trends in earnings, existence of taxable income in recent years, the future reversal of temporary differences, and available tax planning strategies that could be implemented, if required. Valuation allowances are established based on the consideration of all available evidence using a more likely than not standard. As of December 31, 2022, the Company established a valuation allowance of $80.8 million relating to the deferred tax asset of $88.6 million for federal and state NOL and tax credit carryforwards, as the Company’s ability to utilize a portion of these carryforwards to reduce future tax liability income is subject to significant limitations. The table below sets forth information regarding the federal and state NOL and tax credit carryforwards and the applicable valuation allowance as of December 31, 2022 (in thousands):

	Federal and State NOL and Credit Carryforward	Gross Deferred Tax Asset	Valuation Allowance	Net Deferred Tax Asset	Year Expires
Non-Florida State NOLs	$224,543	$10,263	$3,735	$6,528	2023-2042
Federal NOL SRLY Limitation	210,330	44,169	44,169	—	2026-2034
Florida NOL SRLY Limitation	702,433	30,521	30,521	—	2026-2034
Other Federal tax credits-SRLY Limitation	2,371	2,371	2,371	—	2025-2031
Federal NOL Section 382 Limitation	5,520	1,159	—	1,159	2027-2028
Florida NOL Section 382 Limitation	3,589	156	—	156	2027-2028

Total		$88,639	$80,796	$7,843

The Company evaluated all positive and negative evidence available as of the reporting date, including tax planning strategies, the ability to file a consolidated return with its subsidiaries, the expected future reversal of existing taxable temporary differences, and expected future taxable income exclusive of reversing temporary differences and carry forwards. Based on this evaluation, the Company has determined that it is more likely than not that it will be able to realize $7.8 million of the deferred tax asset that is attributed to the Company’s federal and state NOL and credit carryforwards.

As of December 31, 2022, Bluegreen had non-Florida state NOL carryforwards of $224.5 million which expire from 2023 through 2042. These NOLs can only be utilized against Bluegreen’s (or its subsidiary’s) income allocable to the state in which the NOL was generated. A valuation allowance is maintained for those state NOLs where the NOL is not more likely than not realizable.

As of December 31, 2022, the Company had federal and Florida NOL carryforwards and federal tax credit carryforwards that can only be utilized if the separate entity that generated them has separate company taxable income (the “SRLY Limitation”). These carryforwards cannot be utilized against most of the Company’s subsidiaries’ taxable income, including Bluegreen. As such, a full valuation allowance has been established for these carryforwards.

In addition, as a result of the Company’s merger with Woodbridge in September 2009, the Company experienced a “change of ownership” as that term is defined in the Internal Revenue Code. This change of ownership resulted in a significant limitation on the amount of the Company’s pre-merger NOLs that can be utilized by the Company annually (the “Section 382 limitation”). The federal and Florida annual limit is approximately $788,000 and $513,000, respectively. As a result, the amounts in the table represent the NOLs that more likely than not can be utilized before expiration.

Other

The Coronavirus Aid, Relief, and Economic Securities Act (“CARES Act”) was signed into law on March 27, 2020 in response to the COVID-19 pandemic. The Company has taken advantage of the deferral of the employer portion of the tax withholding amounts and the employee retention tax credits provided for in the CARES Act. During the year ended December 31, 2021, the Company recorded a tax withholding deferral of $4.3 million. The remaining tax withholding liability deferred under the CARES Act was repaid during 2022.

The Company evaluates its tax positions based upon guidelines of ASC 740, which clarifies the accounting for uncertainty in tax positions. Based on an evaluation of uncertain tax provisions, the Company is required to measure tax benefits based on the largest amount of benefit that is greater than 50% likely of being realized upon settlement. There were no unrecognized tax benefits at December 31, 2022 or 2021, and as of December 31, 2022, the Company did not recognize any interest or penalties related to ASC 740-10.

The Company is no longer subject to federal or Florida income tax examinations by tax authorities for tax years before 2018. Several of the Company’s subsidiaries are no longer subject to income tax examinations in certain state, local, and non-U.S. jurisdictions for tax years before 2018.

Certain of the Company’s state income tax filings are under routine examination. While there is no assurance as to the results of these audits, the Company does not currently anticipate any material adjustments in connection with these examinations.

14. Equity

Common Stock

The Company’s Articles of Incorporation authorize the Company to issue both Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share. Under Florida law and the Company’s Articles of Incorporation, holders of Class A Common Stock and Class B Common Stock vote together as a single class on most matters presented to a vote of the Company’s shareholders. On such matters, holders of Class A Common Stock are entitled to one vote for each share held, with all holders of Class A Common Stock possessing in the aggregate 22% of the total voting power, while holders of Class B Common Stock possess the remaining 78% of the total voting power. If the number of shares of Class B Common Stock outstanding decreases to 360,000 shares, the Class A Common Stock’s aggregate voting power will increase to 40%, and the Class B Common Stock will have the remaining 60%. If the number of shares of Class B Common Stock outstanding decreases to 280,000 shares, the Class A Common Stock’s aggregate voting power will increase to 53%, and the Class B Common Stock will have the remaining 47%. These relative voting percentages will remain fixed unless the number of shares of Class B Common Stock outstanding decreases to 100,000 shares or less, at which time the fixed voting percentages will be eliminated, and holders of Class A Common Stock and holders of Class B Common Stock would then each be entitled to one vote per share held. Each share of Class B Common Stock is convertible into one share of Class A Common Stock at any time at the option of the holder. The percentage of total votes held by the Company’s Class A and Class B Common Stock was 78% and 22%, respectively, at December 31, 2022. Other than as described above, rights of Class A and Class B Common stock participate equally in terms of dividends, liquidations, preference and all other rights and features.

Share Repurchase Program

In August 2021, the Company’s board of directors approved a share repurchase program which authorizes the repurchase of the Company’s Class A Common Stock and Class B Common Stock at an aggregate cost of up to $40.0 million. In March 2022, the Company’s board of directors approved a $50.0 million increase in the aggregate cost of the Company’s Class A Common Stock and Class B Common Stock that may be repurchased under the share repurchase program. The Company repurchased and retired 1,911,980 shares of Class A Common Stock under the share repurchase program during the year ended December 31, 2022 for an aggregate purchase price of $54.4 million. The Company repurchased and retired 1,182,339 shares of Class A Common Stock and 18,996 shares of Class B Common Stock under the share repurchase program during the year ended December 31, 2021 for an aggregate purchase price of $27.3 million. The excess of cost over par value of the repurchased shares is recorded to additional paid in capital. As of December 31, 2022, $8.3 million remained available for the repurchase of shares under the Company’s share repurchase program.

Cash Tender Offer

In December 2022, the Company completed a cash tender offer pursuant to which it purchased and retired 3,040,882 shares of its Class A Common Stock at a purchase price of $25.00 per share, or an aggregate purchase price of $76.0 million, excluding fees and expenses related to the tender offer. These shares were repurchased outside of the Company’s share repurchase program.

Restricted Stock and Stock Option Plans

At the Company’s Annual Meeting of Shareholders held on July 21, 2021, the Company’s shareholders approved the Bluegreen Vacations Holding Corporation 2021 Incentive Plan (the “2021 Plan”), which allows for the issuance of up to 2,000,000 shares of the Company’s Class A Common Stock pursuant to restricted stock awards and options which may be granted under the 2021 Plan. The 2021 Plan also permits for the grant of performance-based cash awards. As of December 31,2022, 913,974 restricted shares of the Company’s Class A Common Stock have been granted to certain executive officers and employees under the 2021 Plan, of which 7,969 shares were forfeited during 2021 and 16,678 were forfeited during 2022. As of December 31, 2022, 1,110,673 shares of Class A Common Stock remained available for grant under the 2021 Plan.

Restricted Stock Activity

The Company accounts for compensation cost for unvested time-based service condition restricted stock awards based on the fair value of the award on the measurement date, which is generally the grant date. The cost is recognized on a straight-line basis over the requisite service period of the award, with forfeitures recognized as incurred. The table below sets forth information regarding the Company’s unvested restricted stock award activity for the years ended December 31, 2022 and 2021:

	As of December 31,
	2022		2021
	Unvested Restricted Stock	Weighted Average Grant Date Fair Value	Unvested Restricted Stock	Weighted Average Grant Date Fair Value
Unvested balance outstanding, beginning of period	460,470	$20.72	—	$—
Granted	445,535	23.34	468,439	20.72
Vested	—	—	—	—
Forfeited	(16,678)	19.36	(7,969)	20.72

Unvested balance outstanding, end of period	889,327	$22.06	460,470	$20.72

Available for grant	1,110,673		1,539,530

The table below sets forth information regarding the restricted stock awards granted during the years ended December 31, 2022 and 2021:

Plan Name	Grant Date	Number of Awards Granted	Per Share Weighted Average Grant Date Fair Value	Requisite Service Period	Vesting Date
2021 Incentive Plan	6/3/2021	468,439	20.72	4 years; 10 years	(1)
2021 Incentive Plan	1/19/2022	208,035	29.80	4 years	(2)
2021 Incentive Plan	10/19/2022	237,500	17.69	5 years	Cliff vest October 2027

(1)

275,939 of the shares granted are scheduled to cliff vest in June 2025 and 192,500 of the shares granted are scheduled to cliff vest in June 2031, in each case subject to the terms and conditions of the 2021 Plan and the applicable award agreement.

(2)

154,679 of the shares granted are scheduled to vest ratably in annual installments over 4 years and 53,356 of the shares granted are scheduled to cliff vest in January 2026, in each case subject to the terms and conditions of the 2021 Plan and the applicable award agreement.

The aggregate grant date fair value of the awards granted in October 2022, January 2022 and June 2021 was $4.2 million, $6.2 million and $9.7 million, respectively. As of December 31, 2022, there was $15.2 million of unrecognized share-based compensation with a remaining weighted average amortization period of 4.54 years. The Company recognized restricted stock compensation expense included in selling general and administrative expenses in the Company’s consolidated statements of operations and comprehensive income related to its restricted stock awards of approximately $3.4 million and $1.0 million during the years ended December 31, 2022 and 2021, respectively. No tax benefits were recognized on restricted stock compensation expense for these awards.

See Note 21, Subsequent Events, for information regarding restricted stock awards granted by the Company during January 2023.

15. Employee Benefit Plans and Incentive Compensation Programs

The Company’s Employee Retirement Plans are Internal Revenue Code Section 401(k) Retirement Savings Plans. Generally, all U.S.-based employees at least 18 years of age with at least three months of employment are eligible to participate in the Company’s 401(k) plans. The Company’s 401(k) plan provides for an annual employer matching contribution equal to 100% of each participant’s contributions not exceeding 3% of each participant’s compensation, plus 50% of the participant’s contributions in excess of 3% but not in excess of 5% of the participant’s compensation. Further, the Company may make additional discretionary matching contributions to its plan not to exceed 4% of each participant’s compensation. For the years ended December 31, 2022 and 2021, the Company recorded expense for contributions to the 401(k) plan totaling $7.7 million and $6.7 million, respectively.

16. Related Party Transactions

The Company may be deemed to be controlled by Alan B. Levan, Chairman, Chief Executive Officer and President of the Company, John E. Abdo, Vice Chairman of the Company, Jarett S. Levan, a director of the Company and son of Mr. Alan Levan, and Seth M. Wise, a director of the Company. Together, they may be deemed to beneficially own shares of the Company’s Class A Common Stock and Class B Common Stock representing approximately 81% of the Company’s total voting power. Further, in connection with the spin-off of BBX Capital during September 2020, Mr. Jarett Levan became the Chief Executive Officer and President and a director of BBX Capital, Mr. Alan Levan became the Chairman of the Board of BBX Capital, Mr. John E. Abdo became Vice Chairman of BBX Capital and Seth M. Wise became Executive Vice President and director of BBX Capital. Mr. Alan Levan, Mr. Abdo, Mr. Jarett Levan and Mr. Wise may also be deemed to control BBX Capital through their ownership of BBX Capital’s Class A Common Stock and Class B Common Stock. Mr. Alan Levan and Mr. Abdo also receive compensation from BBX Capital.

See “Our Business” under Note 1 above for information regarding the statutory short-form merger effected on May 5, 2021, pursuant to which the Company acquired all of the approximately 7% of the outstanding shares of Bluegreen’s common stock that the Company did not previously own and Bluegreen became a wholly owned subsidiary of the Company.

The Company reimburses BBX Capital for advisory, risk management, administrative and other services. The Company reimbursed BBX Capital $2.0 million and $1.2 million during the years ended December 31, 2022 and 2021, respectively, for such services. Further, BBX Capital reimbursed the Company $0.1 million during the year ended December 31, 2021 with no such reimbursements during the year ended December 31, 2022. The Company had $0.2 million and $0.1 million in accrued expenses as of December 31, 2022, and 2021, respectively, for the services described above.

During each of the years ended December 31, 2022 and 2021, the Company paid the Abdo Companies, Inc. $153,000 for certain management services. John E. Abdo, the Company’s Vice Chairman, is the principal shareholder and Chief Executive Officer of Abdo Companies, Inc.

In connection with its spin-off of BBX Capital during September 2020, the Company issued a $75.0 million note payable to BBX Capital (of which $50.0 million remained outstanding at December 31, 2022 and 2021). See Note 10 for a description of the of terms of BVH’s note payable to BBX Capital.

17. Segment Reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly reviewed by the chief operating decision maker (“CODM”) in assessing performance and deciding how to allocate resources. Reportable segments consist of one or more operating segments with similar economic characteristics, products and services, production processes, type of customer, distribution system or regulatory environment.

The Company reports its results through two reportable segments: (1) Sales of VOIs and Financing, and (ii) Resort Operations and Club Management.

The Sales of VOIs and Financing segment includes the Company’s marketing and sales activities related to the VOIs that are owned by the Company, VOIs acquired under just-in-time and secondary market inventory arrangements, or sales of VOIs through fee-for-service arrangements with third-party developers, as well as consumer financing activities in connection with sales of VOIs owned by the Company, and title services operations.

The Resort Operations and Club Management segment includes management services activities for the Vacation Club and for a majority of the HOAs of the resorts within the Vacation Club. The Company also provides reservation services, services to owners and billing and collections services to the Vacation Club and certain HOAs. Additionally, this segment includes revenue from the Traveler Plus program, food and beverage and other retail operations, rental services activities, and management of construction activities for certain fee-based developer clients.

The information provided for segment reporting is obtained from internal reports utilized by management. The CODM primarily uses adjusted earnings, or net income, before taking into account income taxes, interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by VOI notes receivable), and depreciation and amortization (“Adjusted EBITDA”) to evaluate the reporting segments’ performance. See Management’s Discussion and Analysis of Financial Condition and Results of Operations for information regarding Adjusted EBITDA, including the definition of Adjusted EBITDA.

The presentation and allocation of results of operations may not reflect the actual economic costs of the segments as standalone businesses. Due to the nature of the Company’s business, assets are not allocated to a particular segment, and therefore management does not evaluate the balance sheet by segment. If a different basis of allocation were utilized, the relative contributions of the segments might differ but the relative trends in the segments’ operating results would, in management’s view, likely not be impacted.

The table below sets forth the Company’s revenue for its reportable segments for the years ended December 31 2022 and 2021 (in thousands):

	Year Ended December 31,
Revenues:	2022	2021
Sales of VOIs and financing	$724,748	$580,619
Resort operations and club management	118,248	111,251
Cost reimbursements (1)	77,394	69,066

Total segment revenues	920,390	760,936
Corporate and other	3,724	1,401
Eliminations	(4,685)	(5,224)

Total revenues	$919,429	$757,113

(1)	Cost reimbursement revenue and expense net to zero and are excluded from the computation of adjusted EBITDA below.

The table below sets forth the Company’s Adjusted EBITDA for its reportable segments reconciled to net income for the years ended December 31, 2022 and 2021 (in thousands):

	Year Ended December 31,
	2022	2021
Net income attributable to shareholders	$64,385	$58,730
Non-controlling interests	16,866	14,102
Discontinued operations, net of taxes	—	(900)

Net income from continuing operations	81,251	71,932
Add: Depreciation and amortization	7,949	6,726
Less: Interest income (other than interest earned on VOI notes receivable)	(1,710)	(368)
Add: Interest expense - corporate	25,042	19,842
Add: Provision for income taxes	26,187	26,664
Loss on asset held for sale	275	220
Add: Severance and other	1,600	2,403
Add: Retail marketing reorganization	5,040	—
Add: General and administrative (1)	99,505	90,606
Add: Other (income) expense, net	(2,014)	(1,033)

Segment Adjusted EBITDA (2)	243,125	216,992

Sales of VOIs and financing	159,304	138,078
Resort operations and club management	83,821	78,914

Segment Adjusted EBITDA (2)	$243,125	$216,992

(1)	Included in general and administrative expenses for the years ended December 31, 2022 and 2021 is $3.4 million and $1.0 million, respectively, of share-based compensation.
(2)	See Management’s Discussion and Analysis of Financial Condition and Results of Operations for information regarding Adjusted EBITDA, including the definition of Adjusted EBITDA.

18. Earnings Per Share

The following table presents the calculation of the Company’s basic and diluted earnings per share (“EPS”):

	For The Years Ended December 31,
(in thousands, except per share amounts)	2022	2021
Numerator:
Income from continuing operations	$81,251	$71,932
Less: net income attributable to noncontrolling interests - continuing operations	16,866	14,102

Income from continuing operations available to shareholders before discontinued operations	$64,385	$57,830

Discontinued operations
Discontinued operations	—	900
Less: loss attributable to noncontrolling interests - discontinued operations	—	—

Income from discontinued operations available to shareholders	—	900

Net income attributable to shareholders	$64,385	$58,730

Denominator:
Basic - weighted average number of common share outstanding	19,720	20,735

Basic - weighted average number of common share outstanding	19,720	20,735
Dilutive effect of restricted stock awards	168	24

Diluted weighted average number of common shares outstanding	19,888	20,759

Basic EPS:
Continuing operations	$3.26	$2.79
Discontinued operations	—	0.04

Basic EPS:	$3.26	$2.83

Diluted EPS:
Continuing operations	$3.24	$2.79
Discontinued operations	—	0.04

Diluted EPS:	$3.24	$2.83

During the years ended December 31, 2022 and 2021, 168,000 and 24,000, respectively, of weighted average shares of unvested restricted stock awards outstanding were included in the computation of diluted earnings per share as the shares were dilutive. Additionally, shares of Class A Common Stock and Class B Common Stock are both entitled to participate in cash distributions in the same manner.

19. Noncontrolling Interests

As of December 31, 2022 and 2021, noncontrolling interests in the Company’s consolidated balance sheets consisted of Bluegreen’s 51% equity interest in Bluegreen / Big Cedar Vacations, LLC, a joint venture in which Bluegreen is deemed to hold a controlling financial interest based on Bluegreen’s 51% equity interest, Bluegreen’s active role as the day-to day manager of its activities, and Bluegreen’s majority voting control of its management committee.

In addition, prior to May 5, 2021, BVH owned approximately 93% of Bluegreen’s common stock. As described in greater detail under “Our Business” in Note 1 above, on May 5, 2021, BVH acquired all of the approximately 7% of the outstanding shares of Bluegreen’s common stock that the Company did not previously own pursuant to a statutory short-form merger.

Income attributable to noncontrolling interests from continuing operations consisted of the following (in thousands):

	For the Years Ended December 31,
	2022	2021
Bluegreen (1)	$—	$861
Bluegreen/Big Cedar Vacations (2)	16,866	13,241

Net income attributable to noncontrolling interest - continuing operations	$16,866	$14,102

(1)	Prior to May 5, 2021, BVH owned approximately 93% of Bluegreen’s outstanding common stock. As a result of the merger effected on May 5, 2021, Bluegreen is now a wholly owned subsidiary of BVH.
(2)	Bluegreen owns 51% of Bluegreen/Big Cedar Vacations.

20. Subsequent Events

On February 15, 2023, the Company’s board of directors declared a quarterly cash dividend of $0.20 per share on its Class A and Class B Common Stock, which totaled $3.2 million in the aggregate and is payable on March 20, 2023 to shareholders of record as of the close of trading on March 6, 2023.

In addition, on January 18, 2023, the Company granted 318,811 restricted shares of the Company’s Class A Common Stock to certain executive and non-executive employees under the Company’s 2021 Plan, of which 150,000 restricted shares are scheduled to cliff vest in January 2027 and 168,811 restricted shares are scheduled to vest ratably over 4 years in each case, subject to the terms and conditions of the 2021 Plan and the applicable award agreement. The aggregate fair value of the awards granted was $8.9 million.